CAREPAYMENT TECHNOLOGIES, INC.
2010 STOCK INCENTIVE PLAN

Amendment No. 1

Pursuant to Section 12.2 of the CarePayment Technologies, Inc. 2010 Stock Incentive Plan (the "Plan"), the Board of Directors of CarePayment Technologies, Inc., an Oregon corporation (the "Company"), has approved the following amendments to the Plan to (a) increase the maximum number of Shares authorized and available for issuance under the Plan, and (b) to make other clarifying changes as more fully described in this Amendment No. 1.  Capitalized terms used but not defined in this Amendment No. 1 have the meanings given to such terms in the Plan.

1.           Second Amended and Restated Articles of Incorporation.  The shareholders of the Company adopted the Second Amended and Restated Articles of Incorporation of the Company (the "Restated Articles") at the annual meeting of shareholders held on March 31, 2010.  The Restated Articles were filed with the Oregon Secretary of State on April 1, 2010.  Among other things, the Restated Articles:  (a) created two classes of Common Stock of the Company, Class A Common Stock and Class B Common Stock; (b) effected a reverse stock split (the "Split") whereby each 10 shares of Common Stock of the Company then outstanding were combined and reclassified as 1 fully paid and non-assessable share of Common Stock of the Company; and (c) converted each share of Common Stock of the Company outstanding immediately after the Split into one share of Class A Common Stock.  Accordingly, and pursuant to Sections 8.1 and 14.23 of the Plan, each outstanding Option shall entitle the holder thereof to purchase shares of Class A Common Stock, adjusted to reflect the Split, in accordance with the terms and conditions of the Plan and the related Stock Option Agreement.  Further, Section 14.23 of the Plan is deleted in its entirety and replaced by the following:

"14.23                      'Share' or 'Shares' means one or more shares of Class A Common Stock of the Company, including any stock into which the Class A Common Stock may be converted into in the future.

2.           Shares Available for Issuance under the Plan.  Section 3.1 of the Plan is deleted in its entirety and replaced by the following:

"3.1                      Basic Limitations.  Shares issued pursuant to the Plan may be authorized but unissued shares.  The maximum aggregate number of Shares reserved and available for issuance pursuant to awards under the Plan is 1,000,000, subject to adjustment pursuant to Section 8.1.  The aggregate number of Shares with respect to which Options may be granted to any individual Participant during any calendar year shall not exceed 750,000."

3.           Effective Date; No Other Changes.  This Amendment No. 1 is effective as of the date of adoption by the Board of Directors of the Company.  Except as specifically amended by this Amendment No. 1, the Plan is unchanged and remains in full force and effect.

This Amendment No. 1 to the Plan was adopted by the Board of Directors of the Company on September 24, 2010.